Exhibit 23.4
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

March 16, 2006

NEG Operating LLC
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206
Ladies and Gentlemen:
     We hereby consent to the incorporation of the references to DeGolyer and MacNaughton and to the use by reference of information contained in our “Appraisal Report as of December 31, 2003 on Certain Properties owned by NEG Operating LLC,” “Appraisal Report as of December 31, 2004 on Certain Properties owned by NEG Operating LLC,” and “Appraisal Report as of December 31, 2005 on Certain Properties owned by NEG Operating LLC” (our Reports) in the “Supplementary Crude Oil and Natural Gas Reserve Information (Unaudited)” section of the National Energy Group, Inc. Form 10-K. However, since the estimates of crude oil and natural gas reserves set forth in our Reports have been combined with reserves estimates of other petroleum consultants, we are necessarily unable to verify the accuracy of the reserves estimates contained in the aforementioned Form 10-K.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON